AMENDMENT TO CUSTODIAN CONTRACT

     This Amendment to the Custodian Contract is made as of June 1, 1999, by and between The Alliance Portfolios (formerly known as The Equitable Funds) (the "Fund") and State Street Bank and Trust Company (the "Custodian"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

     WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated as of July 25, 1988 (as amended and in effect from time to time, the "Contract"); and

     WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets, and the Fund is presently comprised of the following series, made subject to the Contract: Alliance Conservative Investors Fund, Alliance Growth Investors Fund, Alliance Growth Fund, and Alliance Short-Term U.S. Government Fund; and

     WHEREAS, the Fund and the Custodian desire to amend certain provisions of the Contract to accommodate the Custodian's delegation of sub-custody responsibilities to its affiliate, State Street Trust Company Canada;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Contract, pursuant to the terms thereof, as follows:

I.   Paragraph 3.10 is hereby amended to read as folio

3.10 Liability of Custodian. The Custodian shall be liable for the acts or omissions of a foreign banking institution to the same extent as set forth with respect to sub-custodians generally in this Contract and, regardless of whether assets are maintained in the custody of a foreign banking institution, a foreign securities depository, or a branch of a U.S. bank as contemplated by paragraph 3.13 hereof, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism or otherwise resulting from a bank or a securities depository failure to exercise reasonable care. Notwithstanding the foregoing provisions of this paragraph 3.10, (i) in delegating custody duties to State Street London Ltd., the Custodian shall not be relieved of any responsibility to the Fund for any loss due to such delegation, except such loss as may result from (a) political risk (including, but not limited to, exchange control restrictions, confiscation, expropriation, nationalization, insurrection, civil strife or armed hostilities) or (b) other risk of loss (excluding a bankruptcy or insolvency of State Street London Ltd. not caused by political risk) for which neither the Custodian nor State Street London Ltd. would be liable such as loss resulting from force majeur (including, but not limited to, losses due to Acts of God, nuclear incident or other losses) under circumstances where the Custodian and State Street London Ltd. have exercised reasonable care; and (ii) the delegation by State Street Bank and Trust Company to its affiliate, State Street Trust Company Canada, of sub-custody duties in Canada shall not relieve State Street Bank and Trust Company of any responsibility for any loss due to the delegation to State Street Trust Company Canada, except (a) such loss as may result from political risk (e.g., exchange control restrictions, confiscation, expropriation, nationalization, insurrection, civil strife or armed hostilities) and (b) other losses (excluding losses resulting from a bankruptcy or insolvency of State Street Trust Company Canada not caused by political risk) under circumstances where State Street Bank and Trust Company and State Street Trust Company Canada have exercised reasonable care (including, without limitation, Acts of God, nuclear incident and the like).

II. In all respects not inconsistent herewith, the Contract is hereby ratified and affirmed.

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

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.



WITNESSED BY:                            STATE STREET BANK AND TRUST
                                         COMPANY


/s/ Jean S. Carr                         By: /s/ Ronald E. Logue
------------------                           -------------------
Name: Jean S. Carr                       Name: Ronald E. Logue
Title: Associate Counsel                 Title: Vice Chairman







WITNESSED BY:                            THE ALLIANCE PORTFOLIOS


/s/ Mary Ann Milley                      By: Edmund P. Bergen
---------------------                        ----------------
Name: Mary Ann Milley                    Name: Edmund P. Bergen, Jr.
Title: Legal Administrative Officer      Title: Clerk

                                   Schedule A
                                 17f-5 Approval

            FUND#
            ZX08                   --CONSERVATIVE INVESTORS PORTFOLIO
            ZX09                   --GROWTH INVESTORS PORTFOLIO
            ZX02                   --GROWTH PORTFOLIO
            ZX07                   --SHORT-TERM U.S. GOVERNMENT
                                     PORTFOLIO

The Trustees of THE ALLIANCE PORTFOLIOS has approved certain foreign banking institutions and foreign securities depositories within State Street's Global Custody Network for use as subcustodian for the Funds securities, cash and cash equivalents held outside of the United States. Board approval is as indicated by the Funds Authorized Officer:



Country            Subcustodian                           Central Depository


Canada             State Street Trust Company Canada      The Canada Depositary
                                                             for Securities
                                                              Limited (CDS)


Certified by:

/s/ Andrew L. Gangolf                                    as of March 15, 1999
---------------------                                          --------------
Fund's Authorized Officer                                           Date
Andrew L. Gangolf